Exhibit 23.2

Consent of ParenteBeard, LLC

Consent of Independent Registered Public Accounting Firm

Clifton Bancorp Inc.

Clifton, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195030 and 333-195031) of Clifton Bancorp Inc. of our report dated June 6, 2013, relating to the consolidated financial statements of Clifton Savings Bancorp, Inc and Subsidiaries as of March 31, 2013 and for each of the years in the two-year period then ended, which appears in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ ParenteBeard, LLC

Clark, New Jersey

June 6, 2014